SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Altai Capital Management, L.P.

Altai Capital Management, LLC

Altai Capital Osprey, LLC

Rishi Bajaj

John Bertrand

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Altai Capital Management Nominates Two Highly-Qualified Candidates for Election to OraSure Board of Directors

Reiterates Urgent Need for Change to Address Company’s Failure to Deliver Value to Shareholders

Los Angeles, CA, - Jan. 15, 2026 -- Altai Capital Management, L.P. ("Altai"), one of the largest shareholders and beneficial owners of approximately 5.2% of the outstanding common stock of OraSure Technologies, Inc. (“OraSure” or the “Company”) (NASDAQ: OSUR), today announced that it has nominated two highly-qualified candidates, John Bertrand, Co-Founder of Digital Diagnostics, and Rishi Bajaj, President and CIO of Altai, for election to the OraSure Board of Directors (the “Board”) at the 2026 Annual Meeting of Stockholders.

The nomination follows Altai’s December 17 letter to the Board outlining its serious concerns about the Company’s significant share price underperformance driven by poor strategic and capital allocation decisions by management and the Board’s refusal to consider alternative strategies for value creation.

“As long-term OraSure shareholders, we remain firmly convinced in the potential of the Company despite significant underperformance, which we believe has been driven by extremely poor strategy and capital allocation decisions,” said Rishi Bajaj. “It has become clear to us that the current Board is neither capable of nor willing to take the necessary steps to transform the Company, and we believe that specialized expertise and direct shareholder perspective is needed to put the Company on a better path forward to deliver substantial near- and long-term value. Both John and I would add the needed expertise and perspective that the current Board lacks, and we look forward to enthusiastically presenting our case and qualifications directly to fellow OSUR shareholders.”

Rishi Bajaj

Mr. Bajaj founded Altai Capital Management, L.P. in 2009 and serves as its President and Chief Investment Officer. He has extensive public company board experience, and brings significant investment management, operational, and technology-sector expertise to his board roles. He currently serves on the Board of Directors of Digimarc Corporation as a member of its Audit Committee, and previously served on the boards of ContextLogic, a publicly traded business ownership platform (including as Chairman and Chief Executive Officer from 2024 to 2025), MobileIron, and ServiceSource International in various committee roles. Previously, he was a Senior Investment Analyst at Silver Point Capital and an M&A and Restructuring Analyst at Gleacher Partners. He holds a B.S. in Economics with concentrations in Finance and Statistics from The Wharton School of the University of Pennsylvania.

John Bertrand

Mr. Bertrand co-founded Digital Diagnostics Inc. in 2019 and has served as its Chief Executive Officer, leading the company’s evolution from a research-focused organization into a global, commercial artificial intelligence platform for disease diagnosis. Previously, he spent more than 12 years in various roles at Epic Systems Corporation, including as a Business Development and Product Management Executive, where he led cross-functional teams focused on product growth, customer success, and commercialization. He has extensive board and advisory experience across healthcare and technology, currently serving as a Senior Advisor to Bain Capital since 2023, as a Senior Advisor and Executive in Residence at 8VC since 2018, and as a director of KeyCare, Surglogs, Digital Diagnostics, and Sirona Medical, with prior advisory roles at Innovaccer, iRhythm Technologies, Digital Surgery, and Matrix Capital Management. He holds a B.S. in Business Management from Purdue University and brings deep expertise in healthcare technology, artificial intelligence, and scaling innovative products to his director roles.

About Altai Capital Management

Altai Capital Management is a technology-focused investment firm founded in 2009 by Rishi Bajaj. Altai makes long-term investments across a diverse range of financial instruments, including debt, private equity, venture capital, and publicly traded securities. To learn more, visit www.altai.com.

Disclaimers

This press release and the opinions herein are for general information only, and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security, a recommendation to purchase or sell any security, or legal, financial, tax, investment, or other advice.

Altai Capital Management, L.P., Altai Capital Management, LLC, Altai Capital Osprey, LLC, Rishi Bajaj and John Bertrand (collectively, the “Participants”) intend to file with the SEC a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of OraSure Technologies, Inc. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to OraSure Technologies, Inc. stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained in Exhibit 1 to the Schedule 14A filed by the Participants with the SEC on January 15, 2026. This document is available free of charge from the source indicated above.

Media Contact:

ASC Advisors
Taylor Ingraham / Max Rayden
tingraham@ascadvisors.com / mrayden@ascadvisors.com